As filed with the Securities and Exchange Commission on April 26, 2018

Registration No. 333-149639

Registration No. 333-217959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-149639

Registration Statement No. 333-217959

Archrock Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3935108
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9807 Katy Freeway, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Exterran Partners, L.P. Long-Term Incentive Plan

Archrock Partners, L.P. 2017 Long-Term Incentive Plan

(Full Title of the Plans)

Stephanie C. Hildebrandt

Senior Vice President and General Counsel

Archrock Partners, L.P.

9807 Katy Freeway, Suite 100

Houston, Texas
(281) 836-8000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act          ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Archrock Partners, L.P., a Delaware limited partnership (“APLP”), with the Securities and Exchange Commission:

•                  Registration Statement No. 333-149639, filed on March 11, 2008, registering 1,035,378 common units representing limited partner interests (the “Common Units”) of APLP under the Exterran Partners, L.P. Long-Term Incentive Plan; and

•                  Registration Statement No. 333-217959, filed on May 12, 2017, registering 2,000,000 Common Units of APLP under the Archrock Partners, L.P. Long-Term Incentive Plan.

On April 25, 2018, the common unitholders of APLP approved the Agreement and Plan of Merger, dated as of January 1, 2018, as amended by Amendment No. 1 thereto, dated as of January 11, 2018 (as so amended, the “Merger Agreement”), by and among APLP, Archrock, Inc., a Delaware corporation (“AROC”), Amethyst Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of AROC (“Merger Sub”), Archrock General Partner, L.P., a Delaware limited partnership, and Archrock GP LLC, a Delaware limited liability company.  Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into APLP, with APLP surviving the merger as an indirect wholly owned subsidiary of AROC (the “Merger”).  At the effective time of the Merger, each outstanding Common Unit was converted into the right to receive 1.40 shares of common stock, par value $0.01 per share, of AROC.

In connection with the completion of the Merger, APLP terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by APLP in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, APLP hereby removes from registration all of such securities of APLP registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on April 26, 2018.

ARCHROCK PARTNERS, L.P.

By:	Archrock General Partner, L.P., its general partner

By:	Archrock GP LLC, its general partner

By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons on behalf of the registrant in the capacities indicated on the dates indicated:

/s/ D. Bradley Childers	President, Chief Executive Officer and Chairman of the Board, Archrock	April 26, 2018
D. Bradley Childers	GP LLC, as General Partner of Archrock General Partner, L.P., as
General Partner of Archrock Partners, L.P.
(Principal Executive Officer)

/s/ Raymond K. Guba	Interim Chief Financial Officer, Archrock GP LLC, as General Partner of	April 26, 2018
Raymond K. Guba	Archrock General Partner, L.P., as General Partner of Archrock
Partners, L.P.
(Principal Financial Officer)

/s/ Donna A. Henderson	Vice President and Chief Accounting Officer, Archrock GP LLC, as	April 26, 2018
Donna A. Henderson	General Partner of Archrock General Partner, L.P., as General Partner
of Archrock Partners, L.P.
(Principal Accounting Officer)

/s/ James G. Crump	Director, Archrock GP LLC, as General Partner of Archrock General	April 26, 2018
James G. Crump	Partner, L.P., as General Partner of Archrock Partners, L.P.

/s/ G. Stephen Finley	Director, Archrock GP LLC, as General Partner of Archrock General	April 26, 2018
G. Stephen Finley	Partner, L.P., as General Partner of Archrock Partners, L.P.

/s/ Stephanie C. Hildebrandt	Senior Vice President, General Counsel and Director, Archrock GP LLC,	April 26, 2018
Stephanie C. Hildebrandt	as General Partner of Archrock General Partner, L.P., as General
Partner of Archrock Partners, L.P.

/s/ Robert E. Rice	Senior Vice President, Chief Operating Officer and Director, Archrock GP	April 26, 2018
Robert E. Rice	LLC, as General Partner of Archrock General Partner, L.P., as General
Partner of Archrock Partners, L.P.

/s/ Edmund P. Segner, III	Director, Archrock GP LLC, as General Partner of Archrock General	April 26, 2018
Edmund P. Segner, III	Partner, L.P., as General Partner of Archrock Partners, L.P.

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